Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF FORMATION

OF

INTERNATIONAL ISOTOPES INC.

Pursuant to the provisions of the Texas Business Organizations Code, International Isotopes Inc., a Texas for-profit corporation (the “Corporation”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”) to the Restated Certificate of Formation of the Corporation, dated as of January 21, 2010 (the “Restated Certificate”):

1. The name of the Corporation is International Isotopes Inc. The Corporation is a for-profit corporation. The file number issued to the Corporation by the Secretary of State of the State of Texas is 0137545000. The date of formation of the Corporation is November 1, 1995.

2. Article I of the Restated Certificate is hereby amended and restated as follows:

“The name of the Corporation is “Radnostix, Inc.” (the “Corporation”).”

3. The aforesaid amendment to the Restated Certificate has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Corporation.

The undersigned signs this Certificate of Amendment subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

IN WITNESS WHEREOF, this Certificate of Amendment is executed on behalf of the Corporation on this 23rd day of December, 2025.

INTERNATIONAL ISOTOPES INC.

By: /s/ Shahe Bagerdjian

Shahe Bagerdjian

Chief Executive Officer